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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported)  April 7, 1999


                             VALLEY NATIONAL BANCORP
                             -----------------------
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                                   ----------
                 (State or other jurisdiction of incorporation)

              0-11179                             22-2477875
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       (Commission File Number)        (IRS Employer Identification No.)

                                1455 Valley Road
                             Wayne, New Jersey 07470
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                    (Address of principal executive offices)

                                 (973) 305-8800
                                 --------------
              (Registrant's telephone number, including area code)


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Item 5.   Other Events
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On April 7, 1999,  Valley National  Bancorp  ("Valley" or the Company") issued a press release reporting earnings for the quarter ended March 31, 1999. A copy of the press release is attached to this Form 8-K as an exhibit and is incorporated by reference herein.

First quarter fully diluted earnings per share increased to $0.46 per share from $0.43 in 1998, an increase of 7 percent. Net income for the first quarter ended March 31, 1999 was $25.3 million, compared to $23.7 million for the same period in 1998. All data for 1998 has been restated to reflect the merger with Wayne Bancorp, Inc. on October 16, 1998, accounted for as a pooling of interests, and the 5 for 4 stock split issued during May 1998.

The quarter ended March 31, 1999 produced an annualized return on average assets of 1.82 percent and an 18.09 percent annualized return on average equity. The efficiency ratio for the quarter ended March 31, 1999 was 41.8 percent.

On April 7, 1999, the Company also issued a press release announcing the declaration of the Company's 5% stock dividend on the Company's common stock outstanding. The stock dividend is payable May 18, 1999 to shareholders of record May 7, 1999. Additionally, the Company announced the declaration of an increase in the Company's regular annual dividend rate from $0.95 per share on an after split basis to $1.04 per share of common stock. A copy of the press release is attached to this Form 8-K as an Exhibit.

On December 17, 1998, the Company reached an agreement to acquire Ramapo Financial Corporation ("Ramapo") in a merger. The acquisition will be completed by the issuance of the Company's Common Stock totaling approximately 3.4 million shares. Under the terms of the merger agreement between Ramapo and the Company, each share of Ramapo common stock was to be converted into 0.425 shares of Valley common stock. However, as a result of the Company's 5% stock dividend referred to above, the 0.425 exchange ratio will be adjusted to 0.44625, assuming that the Ramapo merger is consummated after the May 7, 1999 record date for the Valley stock dividend, as is currently expected. The merger agreement provides Ramapo with the right to terminate the agreement if the average closing price of Valley common stock during a ten trading day period ending five days before the merger is less than $23.50. However, as a result of the Company's 5% stock dividend, and assuming the merger is completed in June 1999, as is currently contemplated, Ramapo's right to terminate the merger agreement will be adjusted and will be triggered if the (post-stock dividend) average closing price of Valley common stock during a ten trading day period ending five days before the merger is less than $22.38.


Item 7.   Exhibits
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Exhibit      99.1    Press Release - First Quarter Earnings
Exhibit      99.2    Press Release - Stock Dividend



                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       VALLEY NATIONAL BANCORP


Dated: April 8, 1999                By:
                                       -----------------------------
                                          Alan D. Eskow
                                          Corporate Secretary



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                                INDEX TO EXHIBITS


Exhibit No.              Description
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    99.1                Press Release - First Quarter Earnings
    99.2                Press Release - Stock Dividend